Exhibit 99.2

February 24, 2010
Seabridge Gold Inc.
106 Front Street East
Suite 400
Toronto, ON   M5A 1E1

Attention:  Rudi P. Fronk, President

Dear Mr. Fronk:

Re:           Extension to Letter of Intent for the Acquisition of Certain Mining Claims in Nevada

This letter confirms our mutual understanding to continue working towards the completion of the transaction set forth in the letter of intent dated December 2, 2009 (the “Letter of Intent”) regarding various matters related to the Transaction (as defined in the Letter of Intent) by and between Constitution Mining Corp. and Seabridge Gold Inc.

In this regard, the parties confirm they will continue to pursue completion of the Transaction but on new proposed timing as though the dates in the Letter of Intent were changed as follows :

1.	The date “January 31, 2010” in Section 1.2(2) is hereby replaced with the date “March 31, 2010.”

2.	The date “February 28, 2010” in Section 1.2(3) is hereby replaced with the date “April 30, 2010.”

3.	The date “February 28, 2010” in the last paragraph of Section 1.2 is hereby replaced with the date “April 30, 2010.”

4.	The date “March 1, 2010” in the last paragraph of Section 1.2 is hereby replaced with the date “May 1, 2010.”

5.	The date “January 15, 2010” in Section 1.3(i)(i) is hereby replaced with the date “March 15, 2010.”

6.	The date “January 31, 2010” in Section 1.3(ii) and (iii) is hereby replaced with the date “March 31, 2010.”

7.	The date “January 15, 2010” in Section 2.1 is hereby replaced with the date “March 15, 2010.”

8.	The date “January 31, 2010” in Section 3 is hereby replaced with the date “March 31, 2010.”

9.	The parties agree that the obligations referenced in Section 4 as such are connected to the Due Diligence Period shall extend through the revised dates as set forth in this confirmation letter.

                The parties confirm that, except as modified above, their obligations under the Letter of Intent are unaffected by this confirmation letter.

Please indicate your confirmation of this proposed new timing by signing and dating a copy of this letter and returning it to us at your earliest convenience.

Yours very truly,

CONSTITUTION MINING CORP.

       /s/ Michael Stocker
Per:      Michael Stocker
            Authorized Signatory

Agreed and confirmed this 24th day of February, 2010.

SEABRIDGE GOLD INC.

     /s/ Rudi Fronk
Per:    Rudi Fronk
          Authorized Signatory